Exhibit 4.8

Execution Version

FIRST AMENDMENT TO
AMENDED AND RESTATED CREDIT AGREEMENT

THIS FIRST AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT (this “Amendment”), dated January 28, 2020, is entered into by and among Thryv, Inc. (formerly known as Dex Media, Inc.), a Delaware corporation (“Borrower”), Thryv Holdings, Inc. (formerly known as Dex Media Holdings, Inc.), a Delaware corporation (“Holdings”), and the Lenders party hereto (collectively constituting the Required Lenders). Capitalized terms used herein shall have the meanings given to them in the Amended Credit Agreement (as defined below) unless otherwise specified.

RECITALS

Borrower, Holdings, Wilmington Trust, National Association, as administrative agent for each Secured Party (the “Administrative Agent”), and the Lenders from time to time party thereto are parties to that certain Amended and Restated Credit Agreement, dated as of December 31, 2018 (as may be amended, restated, amended and restated, supplemented and/or otherwise modified from time to time prior to the date hereof, the “Credit Agreement” and as further amended by this Amendment, the “Amended Credit Agreement”).

Borrower has requested certain amendments be made to the Credit Agreement, which the Lenders party hereto (collectively constituting the Required Lenders) are willing to make pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, it is agreed as follows:

1.          Amendments to Credit Agreement. Effective as of the date hereof (the “First Amendment Effective Date”), the Credit Agreement is amended as follows:

(a)       Section 1.1 of the Credit Agreement is hereby amended by adding the following proviso to the end of the definition of “Borrower’s Excess Cash Flow Amount”:

“; provided, that the Borrower’s Excess Cash Flow Amount for the fiscal quarter ended December 31, 2019 shall be deemed to be $17,423,000.00 and, for the avoidance of doubt, such amount shall be included in the calculation of the Available Amount at all times on or after the First Amendment Effective Date.”

(b)       Section 1.1 of the Credit Agreement is hereby amended by adding the following proviso to the end the definition of “Excess Cash Flow”:

“; provided, that the amount of Excess Cash Flow for the fiscal quarter ended December 31, 2019 shall be deemed to be $69,690,000.00.”

(c)       Section 1.1 of the Credit Agreement is hereby amended by adding the following proviso to the end of the definition of “Pro Forma Leverage Ratio”:

“; provided that on or prior to March 31, 2020 (x) the Pro Forma Leverage Ratio for the four fiscal quarter period ended December 31, 2019 may, at the election of the Borrower, be calculated using the amount of Total Indebtedness and Consolidated EBITDA set forth in any financial “flash” report then available to the Borrower, whether or not the financial statements for such period have been delivered pursuant to Section 5.01 and (y) for the avoidance of doubt, the acquisition (including any incurrence of Indebtedness in connection therewith) of the entity previously described to the Lenders as “Boomerang” shall not be given pro forma effect for purposes of calculating the Pro Forma Leverage Ratio for the four fiscal quarter period ended December 31, 2019.”

(d)       Section 1.1 of the Credit Agreement is hereby amended by inserting in the appropriate alphabetical order the following new definition:

““First Amendment Effective Date” means January 28, 2020.”

(e)       Section 2.06(c) of the Credit Agreement is hereby amended by adding the following proviso to the end of the second to last sentence:

“’provided, further, that the amount under this clause (c) that shall be prepaid for the fiscal quarter ended December 31, 2019 shall be deemed to be $52,268,000.00.”

(f)       Section 5.01 of the Credit Agreement is hereby amended by adding the following phrase to the end of subclause (d)(xi):

“;provided, that the requirements set forth in this clause (d)(xi) shall not be required in respect of the compliance certificate delivered for the fiscal year ended December 31, 2019.”

2.       Representations and Warranties. The Borrower hereby represents and warrants to the Lenders party hereto as of the First Amendment Effective Date that the representations and warranties contained in Article III of the Amended Credit Agreement are correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the First Amendment Effective Date as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date).

3.       References. All references in the Credit Agreement to “this Agreement” shall be deemed to refer to the Amended Credit Agreement; and any and all references in the Loan Documents to the Credit Agreement shall be deemed to refer to the Amended Credit Agreement.

4.       No Waiver. The execution of this Amendment and the acceptance of all other agreements and instruments related hereto shall not be deemed to be a waiver of any Default or Event of Default under the Credit Agreement or a waiver of any breach, default or event of default under any Loan Document, whether or not known to Administrative Agent and whether or not existing on the date of this Amendment.

5.       Counterparts. This Amendment may be executed in any number of counterparts, each of which, when so executed and delivered, shall be deemed an original and all of which counterparts, when taken together, shall constitute one and the same instrument. Delivery of an executed counterpart of this Amendment by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Amendment.

6.       Governing Law. THE VALIDITY OF THIS AMENDMENT, THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF, THE RIGHTS OF THE PARTIES HERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR RELATED HERETO, AND ANY CLAIMS, CONTROVERSIES OR DISPUTES ARISING HEREUNDER OR RELATED HERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

THRYV, INC.
a Delaware corporation

By:	/s/ KJ Christopher
Name: KJ Christopher
Title: AVP-Investor Relations, Treasury & Tax

THRYV HOLDINGS, INC.
a Delaware corporation

By:	/s/ KJ Christopher
Name: KJ Christopher
Title: AVP-Investor Relations, Treasury & Tax

Signature page to First Amendment to Amended and Restated Credit Agreement

HG VORA SPECIAL OPPORTUNITIES MASTER FUND, LTD,
as a Lender

By: HG VORA CAPITAL MANAGEMENT, LLC,
as investment advisor

By:	/s/ Mandy Lam
Name: Mandy Lam
Title: Authorized Signatory

DOWNRIVER MASTER FUND SPC LTD., for and on
behalf of its Segregated Portfolio A,

By: HG VORA CAPITAL MANAGEMENT, LLC,
as investment advisor

By:	/s/ Mandy Lam
Name: Mandy Lam
Title: Authorized Signatory

Signature page to First Amendment to Amended and Restated Credit Agreement